FSF Financial Corp.       Contact:  Donald A. Glas, Chief Executive Officer
                                    George B. Loban, President
                                    Richard H. Burgart, Chief Financial Officer
                                    (320) 234-4500

                                    For Immediate Release
                                    May 9, 2003

                FSF Financial Corp. Announces Change in Auditors
                ------------------------------------------------

     Hutchinson, Minnesota (NASDAQ - "FFHH") -- FSF Financial Corp., whose family of companies include First Federal Bank, Firstate Investments, Insurance Planners of Hutchinson and Homeowners Mortgage Corporation, announced that Larson, Allen, Weishair & Co., LLP, has notified the Company and all other clients that are SEC registrants of their intention to withdraw as auditor, upon completion of their review for the quarter endied March 31, 2003. The decision to withdraw is not a result of any disagreements with management nor is it related to any fee based issues. Larson, Allen, Weishair has made a strategic decision to withdraw from SEC work as a result of the stipulations associated with the Sarbanes-Oxley Act. Following requests for proposals, interviews and additional due-diligence, Sever B. Knutson, Chair of FSF Financial Corp.'s audit committee announced the engagement of Crowe Chizek and Company LLP, One Mid America Plaza, Oak Brook, Illinois, beginning with the quarterly review for the period ended June 30, 2003.

     FSF Financial Corp., a financial services company, has four affiliated companies. First Federal Bank is a federally chartered stock savings bank headquartered in Hutchinson, Minnesota. The Bank has thirteen offices located in Hutchinson (2), Hastings, Apple Valley, Buffalo, Glencoe, Inver Grove (2) Heights, Litchfield, St. Cloud, Waconia, Waite Park and Winthrop, Minnesota. The Federal Deposit Insurance Corporation federally insures the Bank's deposits. The Bank is a community-oriented, full service retail bank offering a variety of deposit and loan products. Homeowners Mortgage Corporation originates residential mortgage loans from offices in Vadnais Heights and Hastings, Minnesota. Firstate Investments provide non-insured financial products in two locations. Insurance Planners of Hutchinson, Inc., is a property and casualty insurance agency with two locations. The Corporation's common stock is traded on the Nasdaq National Market under the symbol "FFHH".

                                    -- END --